EXHIBIT 10.60

SUPPLY AND REBATE AGREEMENT

THIS AGREEMENT is made and effective this 22nd day of September, 2004, between Universal Forest Products, Inc., a Michigan corporation, with a principal place of business at 2801 East Beltline NE, Grand Rapids, Michigan 49525, for itself and its affiliates and subsidiaries, (herein “UFP”), and USA Deck, Inc., a Delaware corporation, with its principal place of business at 1041 Cannons Court Woodbridge, Virginia 22191-1434 (herein “USA Deck”). This Agreement is based on the following:

UFP, under licensing terms contained herein, agrees to manufacture treated lumber, deck components and other building products specifically for USA Deck (“Wood Products”); and

•	UFP agrees to sell Wood Products to, and USA Deck agrees to purchase some or all of the Wood Products from UFP for use in USA Deck’s business at USA Deck’s facilities, and shall also use the Displays, all as more specifically provided below; and

•	UFP has designed deck display models (the “Displays”) that could be used by USA Deck in connection with its sales of installed deck systems; and

•	UFP currently maintains numerous Displays in various retail stores owned and operated by The Home Depot U.S.A., Inc. (“HD Stores”), which HD Stores are located in geographical areas designated by Home Depot U.S.A., Inc. (“Market Zones”).

IT IS AGREED:

1.     SUPPLY OF WOOD PRODUCTS AND DISPLAYS.

A.     During the term of this Agreement, UFP will sell Wood Products to USA Deck as requested by USA Deck. For the first twelve months of such sales to any particular USA Deck location, such sales shall be pursuant to a consignment agreement, the form of which is attached hereto in Appendix 1.A and which will be executed between the parties of even date herewith. Thereafter, such sales shall be standard credit sales under terms and conditions to be negotiated in good faith between the parties.

B.     Upon request by USA Deck, UFP will promptly manufacture and deliver to USA Deck Displays as USA Deck requests for HD Stores located in Market Zones 75, 234, 131, 185, and 164. UFP shall invoice USA Deck up to $750.00 for each such Display provided by UFP, or such lesser amount as may otherwise be agreed to between the parties (the “Display Fee”). UFP will deliver one such Display to each applicable HD Store within the MarketZones, which delivery will include in-store set up and installation of such Displays. USA Deck shall pay the Display Fee invoices (i) over a period of 18 months from the date hereof, in equal monthly installments, or (ii) upon termination of this Agreement, whichever occurs first.

C.     For the consideration set forth herein, UFP hereby transfers to USA Deck, all of UFP’s right, title, interest, possession and ownership in and to any existing kiosks, stands, advertisements or Displays, and any materials related thereto, which exist in any HD Store Market Zones 1, 45, 282, 75, 234, 131, 185, 51, 129, 164, 101 and 109 (the “Materials”). The parties agree to execute simultaneously with this Agreement, the Bill of Sale attached hereto as Appendix 2 and made a part hereof.

D.     USA Deck is engaged in the modular fabrication, modular manufacture and modular design (hereinafter these proprietary processes and activities are singularly and jointly referred to as the

“Deck Process”) of prefabricated modular decks and decking products for the commercial and residential home remodeling industry. For the duration of this Agreement and upon the conditions hereinafter more specifically set forth, USA Deck hereby grants a limited non-exclusive license to Universal to utilize the Deck Process in conjunction with this Agreement for the sole purpose of providing Wood Products to USA Deck for the purposes contemplated herein. Except as otherwise set forth herein, Universal shall have no right to (i) to disclose to or permit or sublicense others to use the Deck Process; or (ii) to use the Deck Process in connection with the manufacture, use or sale of equipment or goods manufactured by Universal.

2.     TERM. This Agreement shall be effective on the date written above and shall continue thereafter until terminated as provided herein. After the effective date, either party may terminate this Agreement by giving the other party thirty days written notice of its election to terminate. All the terms, conditions and provisions of this Agreement shall survive termination until all rights created or obligations incurred prior to the termination have been fully paid or otherwise satisfied.

3.     REBATE. UFP shall rebate to USA Deck an amount equal to 1% of USA Deck’s purchases of Wood Products. The rebate shall be based on the amount of invoices actually paid, and shall be calculated and paid on an annual basis. Upon execution of this Agreement, UFP shall make an advance of Seventy Five Thousand Dollars ($75,000.00) against future rebates, which will be credited until actual rebates in that amount are earned by USA Deck. If this Agreement is terminated by USA Deck prior to USA Deck having earned the rebate advance, the unearned portion shall promptly be repaid to UFP.

4.     PRICE AND TERMS. The purchase price for the Wood Products shall be established by the Purchase Orders submitted to UFP by USA Deck, if accepted by UFP. Terms shall be 1%-15, net 30 ADI/ADF.

5.     DEFAULT. Failure of either party to make any payment when due, the filing of a bankruptcy petition by or against either party, or breach of any provision in this Agreement shall constitute a Default of this Agreement, and of any other agreements between the parties. Upon Default, either party may exercise all legal and equitable rights available to it, including but not limited to:

A.     The right to accelerate all amounts owing and to collect such amounts, plus interest at the maximum legal rate, including costs and reasonable attorneys fees;

B.     The defaulting party shall be liable to the other party for all costs of enforcement of this Agreement including costs of collection and reasonable attorneys’ fees, for both in house and outside counsel.

6.     NOTICE. All notices shall be deemed given three days after the date written notice is sent by certified mail, postage prepaid, or by a commercially recognized overnight carrier, addressed as set forth above or to such other address as may hereafter be designated by either party for itself by notice given to all other parties.

7.     USA DECK’S WARRANTIES. As a material inducement to UFP to execute and deliver this Agreement, USA Deck represents, covenants, warrants and agrees that:

A.     USA Deck is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, and has full, complete and unrestricted power and authority to enter into this Agreement and to purchase and hold all rights, title and interest in and to the Wood Products in accordance with this Agreement;

B.     No suits, actions or proceedings are currently pending, or to USA Deck’s knowledge and belief, threatened, by any person or party, including actions by any governmental authority or agency which would preclude USA Deck from performing any of the provisions of the Agreement;

C.     USA Deck shall indemnify and hold UFP harmless from and against any liability, cost or expense, including reasonable attorney’s fees and cost of collection that UFP may suffer or incur by reason of the breach of any of USA Deck’s aforesaid representations, covenants, warranties and agreements.

D.     USA Deck currently has and shall maintain sufficient financial strength to pay for the Wood Products that it purchases.

8.     UFP’S WARRANTIES. As a material inducement to USA Deck to execute and deliver this Agreement, UFP represents, covenants, warrants and agrees that:

A.     UFP is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, and has full, complete and unrestricted power and authority to enter into this Agreement and to sell all rights, title and interest in and to the Wood Products in accordance with this Agreement.

B.     No suits, actions or proceedings are currently pending, or to UFP’s knowledge and belief, threatened, by any person or party, including actions by any governmental authority or agency which would preclude UFP Deck from performing any of the provisions of the Agreement.

C.     UFP shall indemnify and hold USA Deck harmless from and against any liability, cost or expense, including reasonable attorney’s fees and cost of collection that USA Deck may suffer or incur by reason of the breach of any of UFP’s aforesaid representations, covenants, warranties and agreements.

9.     MISCELLANEOUS.

A.     Severability. Waiver by UFP or USA Deck of a breach of any provision shall not be construed as a waiver of any other provision of this Agreement.

B.     Time of Essence. Time is of the essence of this Agreement.

C.     Applicable Law. This Agreement shall be governed and interpreted in all respects with the laws, including conflict laws, of the State of Michigan.

D.     Construction. This Agreement is made and executed at Grand Rapids, Michigan. This Agreement, from and after the effective date, is the sole statement of the understanding between the parties as to the matters set forth herein.

E.     Assignment. USA Deck shall not assign this Agreement without the written consent of UFP, which consent shall not be unreasonable withheld or delayed.

F.     Recitals. The recitals first set forth above are incorporated in this Agreement as if fully set forth herein.

IN WITNESS WHEREOF, the parties through their duly authorized officers have executed this Agreement as of the day and year first above written.

UNIVERSAL FOREST PRODUCTS, INC.

By:	/s/
Its:	Corporate Secretary

USA DECK, INC.

By:	/s/ Dan Betts
Its:	President/CEO

APPENDIX 2

GENERAL WARRANTY BILL OF SALE

WHEREAS, Universal Forest Products, Inc., (the “Seller”), and USA Deck, Inc., (the “Buyer”) have entered into the Supply and Rebate Agreement (the “Agreement”) of even date herewith; and

WHEREAS, the Agreement contemplates and provides for the assignment, transfer and conveyance to the Buyer of certain assets of the Seller used or useful in the business of the Seller;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby grants, bargains, sells, transfers, conveys, assigns and delivers to the Buyer all of the Seller’s right, title and interest, of whatever kind and character, in and to the following assets, properties and rights of the Seller (collectively, the “Acquired Assets”):

[Please list or attach print out of kiosks, stands, advertisements or Displays, and any materials related thereto, which exist in any HD Store Market Zones 1, 45, 282, 75, 234, 131, 185, 51, 129, 164, 101 and 109]

TO HAVE AND TO HOLD unto the Buyer, its successors and assigns forever all of the Acquired Assets hereby granted, bargained, sold, transferred, conveyed, assigned and delivered.

The Seller hereby covenants and warrants to the Buyer and its successors and assigns that the Seller is the lawful owner of the property conveyed hereby and has full power and authority to sell the same as aforesaid, and such property is on the date hereof free and clear of all claims, liens, encumbrances and claims of any nature. And the Seller covenants with the Buyer and its successors and assigns that it will warrant and defend each and every item on the said property and rights above transferred, sold and conveyed forever against all lawful claims and demands whatsoever.

The Seller hereby agrees to execute and deliver from time to time, at the request of the Buyer, all such further instruments of conveyance, assignment, transfer and further assurance as the Buyer may be reasonably required in order to vest in and confirm to the Buyer all of the rights and properties hereby granted, bargained, sold, transferred, conveyed, assigned and delivered.

This General Warranty Bill of Sale shall be deemed to have been executed and delivered in the Commonwealth of Virginia and shall be governed by and construed in accordance with the internal laws, as opposed to the rules governing conflicts of laws, of the Commonwealth of Virginia.

This General Warranty Bill of Sale shall be binding upon the Seller and its successors and assigns.

IN WITNESS WHEREOF, the Seller has caused this instrument to be signed in its name by its proper and duly authorized officers as of September     , 2004.

UNIVERSAL FOREST PRODUCTS, INC.

By:
Its: